Exhibit 99.2

Press Release

Hertz Announces Consent Solicitations to Amend its 12.625% First Lien Senior Secured Notes
Due 2029 and 8.000% Exchangeable Senior Second-Lien PIK Notes due 2029

ESTERO, Fla., December 5, 2024 -- Hertz Global Holdings, Inc. (NASDAQ: HTZ) (“Hertz” or the “Company”), a leading global rental car company, today announced that its wholly-owned indirect subsidiary, The Hertz Corporation (“Hertz Corp.”), will solicit consents (“Consents”) from the holders of its existing 12.625% First Lien Senior Secured Notes due 2029 (the “Initial First Lien Notes”) and the holders of its 8.000% Exchangeable Senior Second-Lien PIK Notes due 2029 (the “Exchangeable Notes” and, together with the Initial First Lien Notes, the "Existing Notes") as of the record date of December 4, 2024 (the “Record Date”) to amend (the “Proposed Amendments”) certain provisions of the indentures governing the Existing Notes.

The consent solicitations for each series of Existing Notes (collectively, the “Consent Solicitations” and, with respect to each series, a “Consent Solicitation”) are being made solely on the terms and subject to the conditions set forth in the consent solicitation statement dated December 5, 2024 (the “Consent Solicitation Statement”). Holders of the Existing Notes should carefully read the Consent Solicitation Statement before any decision is made with respect to the applicable Consent Solicitation.

The Consent Solicitations will expire at 5:00 p.m., New York City time, on December 12, 2024, unless extended or terminated with respect to any Consent Solicitation by the Company (the “Expiration Date”).

The Consent Solicitations are being made concurrently with, and are conditioned upon, among other things, the consummation of the proposed offering (the “Proposed Offering”) of an additional $500.0 million aggregate principal amount of 12.625% First Lien Senior Secured Notes due 2029 (the “Additional First Lien Notes” and, together with the Initial First Lien Notes, the “First Lien Notes”), which conditions are subject to waiver by the Company in its sole discretion, subject to applicable law and the terms of the Indentures. However, the Proposed Offering is not conditioned upon the completion of the Consent Solicitations. Purchasers of the Additional First Lien Notes in the Proposed Offering shall be deemed to have consented to the Proposed Amendments to the indenture governing the First Lien Notes (the “First Lien Indenture”). In order to implement the Proposed Amendments to the First Lien Indenture, the Company must obtain the consent of at least 60.0% of the outstanding principal amount of the First Lien Notes (the “First Lien Requisite Consents”) on or prior to Expiration Date, which percentage will include the $500.0 million of Additional First Lien Notes to the extent the Proposed Offering is completed prior to the Expiration Date. In order to effect the Proposed Amendments to the indenture governing the Exchangeable Notes (the “Exchangeable Notes Indenture” and, together with the First Lien Indenture, the “Indentures”), the Company must obtain the consent of at least 60.0% of the outstanding Capitalized Principal Amount (as such term is defined in the Exchangeable Notes Indenture) of Exchangeable Notes (the “Exchangeable Notes Requisite Consents” and, together with the First Lien Requisite Consents, the “Requisite Consents”) on or prior to the Expiration Date.

The Company has received non-binding indications of intent from certain holders (such holders, the “Initial Consenting Holders”) of the Existing Notes, pursuant to which such Initial Consenting Holders are expected to deliver consents in an amount in excess of the 60.0% aggregate Capitalized Principal Amount required to approve the Proposed Amendments to the Exchangeable Notes and in an amount that, when combined with the deemed consents relating to the issuance of the Additional First Lien Notes, will be in excess of the 60.0% aggregate principal amount required to approve the Proposed Amendments to the First Lien Notes.

On the terms and subject to the conditions set forth in the Consent Solicitation Statement, if the Company receives the applicable Requisite Consents and a supplemental indenture effecting the Proposed Amendments is executed with respect to a series of Existing Notes, the Company will promptly pay the applicable consent fee set forth below to the holders as of the Record Date of such Existing Notes that have validly delivered and not validly withdrawn Consents.

First Lien Notes Consent Fee:	$11.25 per $1,000 principal amount

Exchangeable Notes Consent Fee:	$17.50 per $1,000 principal amount(1)

_____________________

(1)	The consent fee payable in respect of the Exchangeable Notes will be calculated using the Initial Principal Amount (as such term is defined in the Exchangeable Notes Indenture) represented by validly delivered and not validly revoked Consents.

This press release is not a solicitation of consents with respect to the Existing Notes and does not set forth all of the terms and conditions of the Consent Solicitations.

This press release is not an offer to sell or purchase, or a solicitation of an offer to sell or purchase, the Additional First Lien Notes or any other securities and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which, or to any person to whom such an offer, solicitation or sale would be unlawful.

Any inquiries regarding the Consent Solicitations may be directed to D.F. King & Co., Inc., the Information, Tabulation and Paying Agent for the Consent Solicitations, at hertz@dfking.com or (212) 269-5550 (collect) or (800) 967-5074 (toll free), or to J.P. Morgan Securities LLC, the Solicitation Agent for the Consent Solicitations, at (212) 834-4087 (collect) or (800) 834-4666 (toll free).

ABOUT HERTZ

The Hertz Corporation, a subsidiary of Hertz Global Holdings, Inc., operates the Hertz, Dollar and Thrifty vehicle rental brands throughout North America, Europe, the Caribbean, Latin America, Africa, the Middle East, Asia, Australia and New Zealand. The Hertz Corporation is one of the largest worldwide vehicle rental companies, and the Hertz brand is one of the most recognized globally. Additionally, The Hertz Corporation owns and operates the Firefly vehicle rental brand and Hertz 24/7 car sharing business in international markets and sells vehicles through Hertz Car Sales.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” within the meaning of the federal securities laws. Words such as “expect,” “will” and “intend” and similar expressions identify forward-looking statements, which include but are not limited to statements related to our positioning, strategy, vision, forward looking investments, conditions in the travel industry, our financial and operational condition, our sources of liquidity, the consent solicitations and the proposed offering. We caution you that these statements are not guarantees of future performance and are subject to numerous evolving risks and uncertainties that we may not be able to accurately predict or assess, including risks and uncertainties related to completion of the offering on the anticipated terms or at all, market conditions (including market interest rates) and the satisfaction of customary closing conditions related to the offering, unanticipated uses of capital and those in our risk factors that we identify in the offering memorandum for this offering and our most recent annual report on Form 10-K for the year ended December 31, 2023, as filed with the U.S. Securities and Exchange Commission on February 12, 2024, and any updates thereto in the Company’s quarterly reports on Form 10-Q and current reports on Form 8-K. We caution you not to place undue reliance on our forward-looking statements, which speak only as of their date, and we undertake no obligation to update this information.

Contact

Hertz Investor Relations: investorrelations@hertz.com, Hertz Media Relations: Mediarelations@hertz.com

###

2